EXHIBIT 99.3
EDCI Holdings, Inc. Announces
EDC to Consolidate Blackburn-Hannover Disc Volumes

NEW YORK, March 31, 2009 /PRNewswire-FirstCall/ -- EDCI Holdings, Inc. (Nasdaq: EDCI) ("the Company"), the holding company for Entertainment Distribution Company, Inc., the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market, today announced that, based on an extensive feasibility analysis, EDC has determined to effect the closure of EDC’s Blackburn optical disc facility. The closure is expected to take effect on December 31, 2009, chosen to respect the notice periods of EDC Blackburn Ltd’s employees and to allow for an orderly wind down of the EDC’s Blackburn facility.  EDC’s Hannover disc manufacturing and distribution business, however, shall continue as an ongoing operation.

Robert L. Chapman, Jr., EDC Chief Executive Officer, commented, “This decision was carefully evaluated, and not an easy one for EDC to make. It in no way or form reflects upon the performance or quality of work undertaken by EDC’s UK employees.  EDC determined to consummate such a Blackburn-Hannover volume consolidation now precisely due to the prudency of engaging in such a transition while EDC Blackburn Ltd. possesses the strength to accomplish it without duress. EDC shall be strengthened materially, both operationally and financially, by the synergies that result from layering 40-50 million of incremental disc manufacturing volume onto EDC GmbH (Hannover)’s existing, substantially profitable facility.”

For approximately the past two years, EDC has been engaged in a strategic review process seeking to use all commercially reasonable endeavors to maximize the value of EDC to all of its constituents, including without any diminution EDC’s hard working employees. Consequently, on December 31, 2008, EDC consummated the sale of its U.S. Universal Music Group manufacturing and distribution supply contracts to Sony DADC.

Roger J. Morgan, EDC Executive Vice President of Intl. Operations, stated, “It must be emphasized that EDC is not exiting the optical disc business.  Quite to the contrary, EDC is taking this commercially reasonable step towards ensuring that its remaining activities in Europe are secure for years into the future.”

About EDCI Holdings, Inc.

EDCI Holdings, Inc. (Nasdaq: EDCI) is a multi-national company, headquartered in New York, that is seeking to enhance shareholder value by pursuing acquisition opportunities. EDCI is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC ("EDC"), a European provider of supply chain services to the optical disc market. EDC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. Its clients include some of the world's best-known music, movies and gaming companies. EDC's, operations include manufacturing and distribution facilities in Hannover, Germany, and a manufacturing facility in Blackburn, UK.

SOURCE:  EDCI Holdings, Inc.

CONTACT:  Roger Morgan, Executive Vice President International Operations.

 Tel: +44 (1254) 505-300